Exhibit 10.2

April 16, 2008

Linda J. Pahl

SEVERANCE AND GENERAL RELEASE AGREEMENT

Dear Linda:

This Severance and General Release Agreement (the “Agreement”) is made and entered into by and between Linda J. Pahl (sometimes hereinafter referred to as “Employee”), on the one hand, and International Rectifier Corporation on behalf of itself and its divisions, facilities, subsidiaries and affiliated entities, successors and assigns, or any of its or their respective past or present officers, directors, trustees, shareholders, agents, employees, attorneys, insurers, representatives, and each of them (hereinafter the “Company”, “IR”, or “Releasees”), on the other hand.

Reference is made to the following agreements between you and the Company (“Prior Agreements”):

1.               Severance Agreement, dated October 29, 2007; and

2.               Letter Agreement, dated March 6, 2008.

The purpose of this Agreement is to set forth the terms and conditions of the separation of your employment from the Company.  At this time, in connection with your separation from employment you would be eligible to receive:  (i) your already earned salary (and to the extent you participate in a bonus plan, any accrued but unpaid bonus through the last completed fiscal quarter of such plan, subject to normal targets and plan design and based on results (if any) against goals established for that period); and (ii) your accrued PTO, if any.  All of these payments, if applicable, minus all applicable taxes and deductions, would typically be paid to you upon your last day of employment with the Company, which is scheduled for April 16, 2008, with any amounts payable under the bonus plan payable promptly upon a determination of the extent to which the targets and goals of the plan have been achieved.  It is acknowledged that whether or not this Agreement is signed, all your earned wages (including PTO), minus all applicable taxes and deductions to which you are lawfully entitled, will be paid at the time of termination of your employment.  You are also entitled to your vested benefits under the Company’s 401K or deferred compensation plans to the extent you participate in such plans and subject to the applicable plan terms and conditions.

However, the parties wish to offer to you additional payments and benefits on the conditions set forth below, all in exchange for and contingent upon your signing and returning this Agreement, including the release of claims incorporated herein in Paragraph 7 (and not revoking this Agreement within the seven day revocation period described herein).

1. Enhanced Severance:  Instead of (and not in addition to) any other severance payment, you will be eligible to receive (i) one year of severance pay, (ii) an amount equal to the sum of your 50% target bonus currently in effect for this year (“Target Bonus”), plus (ii) the sum of $40,000 (together “Enhanced Severance”), less appropriate taxes and other required withholdings.  The Enhanced Severance payments will be made within seven (7) calendar days following the lapse of the revocation period described herein; provided however, that the Target Bonus shall be paid upon the completion and filing with the SEC of the Company’s contemplated restatement and related reports and on the condition that you remain available to provide consulting services under the Consulting Agreement (defined below) until such time.

2. Bonus: Your quarterly incentive bonus of $35,000 shall be prorated through your employment separation date and shall be payable to you within seven (7) calendar days following the lapse of the revocation period described herein.

3. Insurance/Outplacement Support:  You will be eligible to continue under the Company’s health and dental insurance program through April 30, 2008, at which time you will be eligible to continue your medical and dental insurance through COBRA.  Should you elect COBRA coverage, the Company will pay the monthly premiums for the months of May 2008 and June 2008 so long as you remain eligible for the coverage.  However, if you accept other employment and become eligible for health insurance coverage from any other employer, the Company shall cease making any COBRA payments on your behalf.  You must provide immediate notice to the Company of any new employment.  You also will be eligible to convert your group life insurance coverage to an individual policy at your sole expense.  You will also have the option of receiving professional outplacement assistance at the Company’s expense (the level depending on your job position) to assist you in transitioning to a new opportunity.  The Company will pay the outplacement provider directly for those services.

4. Stock Options/Restricted Stock Units:  If you have been granted stock options by the Company, all unvested stock options and restricted stock units (including, without limitation, the right to receive an award of 20,000 stock options and 6,000 restricted stock units that the Company previously agreed to grant to you upon the Company becoming current in its SEC reporting obligations) will terminate upon your termination of employment. You will be eligible to exercise any vested stock options you have been granted through the later of (i) one year following your employment termination date, and (ii) the date that is 90 days after the Company is again current in its financial statement reporting obligations under Section 13 of the Securities Exchange Act of 1934 for the purposes of the exercise of stock options under the Company’s stock option plan, after which time any and all of your stock options that you have not exercised shall terminate and be of no further force and effect; provided however, your vested stock options shall be subject to all other terms and conditions of the plan and other documents under which the options were originally granted, including, without limitation, early termination upon the first to occur of (i) the maximum year term of such options upon grant or (ii) a change of control of the Company, in each case on the terms provided for under the applicable option plan and option agreement.  This represents additional consideration, as the normal exercise period for stock options is thirty (30) days from termination.  Any eligibility to exercise stock options is subject to the terms and conditions of the applicable plan documents and option agreements, including without limitation, the Company’s policies with respect to compliance with laws against insider trading and any actions taken by the Company to suspend the execution of option exercises during periods in which public financial statements are not current.

5.  Consulting Agreement.  Concurrently with the execution and delivery of this Agreement, the Company and Pahl Consulting, Inc. shall enter into a consulting agreement in the form attached hereto as Exhibit A (the “Consulting Agreement”).  The Consulting Agreement shall become effective upon the expiration of the revocation period set forth herein.

6. Confidentiality/Inventions:  You acknowledge that you are still bound by any Inventions and Confidential Information Agreement (“Confidentiality Agreement”) that you signed during or shortly before you began your employment with the Company.  You acknowledge that by reason of your position with the Company you have been given access to financial information, lists of customers, prices, engineering plans, business plans, strategic plans, technology, roadmaps, developments, inventions, and similar confidential or proprietary materials or information respecting the Company’s business, affairs, or plans.  You represent that you have held all such information and materials confidential and that you will continue to do so.  You also represent that you will not use such information, materials, and relationships for any business (which term herein includes a partnership, firm, corporation or any other entity) at any future time without the prior written consent of the Company’s General Counsel or designee.

7. No Other Benefits:  You acknowledge and agree that the Company is not, apart from this Agreement, obligated to provide you with the above referenced payments and benefits and that no other monetary payments shall be made to you in consideration for entering into this Agreement apart from those set forth above.

8. Sole Agreement/Amendment/No Inducements/No Admission of Liability:  Except for the Confidentiality Agreement referred to herein, which shall continue in full force and effect,

this Agreement constitutes and contains the entire agreement and understanding concerning the subject matter referred herein, and supersedes and replaces all prior negotiations and all proposed agreements, promises, covenants, guarantees, representations, whether written or oral, express or implied, concerning any of the subject matters hereof.  The parties further acknowledge and agree that the Prior Agreements are hereby terminated.  This Agreement can only be modified by a later writing signed by you and the Company.  You acknowledge and agree that no promises or representations have been made to you as an inducement to sign this Agreement other than those expressly set forth in writing in this Agreement.  Nothing in this Agreement is, or ever should be deemed to be, an admission by the Company of any liability, fault, wrongdoing or mistake of any kind.  It is contemplated that two duplicate original copies of this letter will be executed by each of the parties hereto.  Each of the duplicated originals and any photocopies or facsimile copies thereof shall be deemed to be an original and the same document for all purposes.

9. Release from Employee:  Except for those rights expressly reserved in Paragraph 9.1, below, Employee hereby expressly releases and waives any and all claims, liabilities, demands, damages, penalties, debts, accounts, obligations, actions, grievances, and causes of action (“Claims”), whether now known or unknown, suspected or unsuspected, whether in law, in equity or in arbitration, of any kind or nature whatsoever, which Employee has or claims to have, now or hereafter, against IR and/or the Releasees referred to in the first paragraph of this Agreement, including, but not limited to, any Claims arising out of or relating in any way to Employee’s employment at IR and the termination thereof, and any and all benefits under the Prior Agreements.  Without limiting the foregoing, Employee hereby acknowledges and agrees that the Claims released by this Agreement include, but are not limited to, any and all claims which arise or could arise under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law), the California Fair Employment and Housing Act, California statutory or common law, the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions, and federal statutory law, or any Claim for severance pay, bonus, sick leave, disability, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit. Nothing in this Agreement shall limit in any way Employee’s right under California Workers’ Compensation laws to file or pursue any workers’ compensation claim.  This release shall not apply to any claims that may not be waived as a matter of applicable law.

(a)   As part of this general release, Employee expressly releases, waives and relinquishes all rights under Section 1542 of the California Civil Code which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

1.                   Employee acknowledges that he may later discover facts in addition to or different from those which Employee now knows, or believes to be true, with respect to any of the subject matters of this Agreement, but that it is nevertheless Employee’s intention to settle and release any and all Claims released herein.

(b)   Employee warrants and represents that there is not now pending any action; complaint, petition, charge, grievance, or any other form of administrative, legal or arbitral proceeding by Employee against IR and further warrants and represents that no such proceeding of any kind shall be instituted by or on Employee’s behalf based upon any and all Claims released herein.

(c)   Employee expressly acknowledges, understands and agrees that this Agreement includes a waiver and release of all claims which employee has or may have under Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”).  The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

(i)            Employee is advised to consult an attorney before signing this Agreement;

(ii)           Employee is granted twenty-one (21)  days after he/she is presented with this Agreement to decide whether or not to sign this Agreement;

(iii)          Employee will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of signing this Agreement, and this Agreement shall not become effective and enforceable until that revocation period has expired;

(iv)          Employee hereby acknowledges and agrees that he/she is knowingly and voluntarily waiving and releasing Employee’s rights and claims in exchange for consideration (something of value) in addition to anything of value to which he/she is already entitled; and

(v)           Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

9.1  Exclusions from Release:  Nothing herein shall release any rights to indemnification from the Company, if any, that Employee may have in connection with Employee’s actions taken in the course of her duties with the Company, including without limitation, any such rights arising in connection with claims asserted by third parties or by government agencies, including but not limited to the Securities and Exchange Commission, the Internal Revenue Service, and/or the Department of Justice.  Furthermore, nothing herein shall release any rights, if any, that Employee may have to payment of fees in advance of a final disposition.

10. Arbitration:  Any dispute or controversy between you on the one hand, and the Company (or any other Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or subject matter thereof, or otherwise in any way arising out of, related to, or connected with your employment with the Company or the termination of your employment with the Company shall be resolved through final binding arbitration in Los Angeles, California before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties agree that the Company shall be responsible for payment of all costs unique to arbitration, including the Arbitrator’s fee.

11. Severability/Choice of Law:  Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement.  The terms of this Agreement shall be governed by, and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.

10.  Binding Effects:  This Agreement shall be binding upon and inure to the benefit of Employee and the Company, its successors and assigns.

If you understand and agree to the terms set forth in this letter, please sign and date the two duplicate originals where indicated below, and return one of them to me.  The other original is for your records.

Further, you acknowledge and agree that you carefully have read and fully understand this Agreement, and that you have had full opportunity to seek advice from independent counsel of your own choice about any questions, concerns or issues you may have in connection with this Agreement.

We wish you the best of luck in your future endeavors.

Very truly yours,

INTERNATIONAL RECTIFIER CORPORATION

By:

I have read and understand this Agreement, and I consent to all its terms and provisions.

Dated: April 16, 2008

Linda J. Pahl